Exhibit 99.1

KULR Announces Bitcoin Treasury Strategy

HOUSTON / GLOBENEWSWIRE / December 04, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced its Board of Directors has agreed to include bitcoin (“BTC”) as a primary asset in its treasury program. With over $12 million cash on the balance sheet today and with any future cash surplus, KULR is committed to allocating up to 90% of its surplus cash to BTC.

KULR's acquisition of bitcoin will be guided by market dynamics and anticipated cash flow requirements. The Company remains adaptable, with the ability to modify its approach based on evolving circumstances and strategic considerations.

KULR Chairman and CEO Michael Mo highlighted, "We believe the growing global acceptance of bitcoin is still in its early stages. Companies, financial institutions, governments, and the capital markets are recognizing and incorporating block chain technology, and specifically, BTC into their overall economic toolkits. Given the unique characteristics of BTC, it provides long term appreciation and a bulwark against geopolitical, inflationary, and other macro-economic and political trends affecting all developed economies. Given our improved balance sheet, including increased cash balances, I am confident that a bitcoin treasury strategy will strengthen KULR's financial position as we work to expand operations and manage our financial capital responsibly by adding an independent treasury reserve.”

The acceptance of bitcoin as an asset has gained traction at the US federal governmental level this year. Senator Cynthia Lummis (R-Wyoming) introduced a proposal for a national strategic bitcoin reserve, and President-Elect Trump recently highlighted the possibility of establishing a national bitcoin stockpile.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

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Email: ir@kulrtechnology.com